Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OPTIMIZERX CORPORATION,

OPTIMIZERX DIGITAL THERAPEUTICS, INC.,

RMDY HEALTH, INC.

AND

AMIR KISHON, AS STOCKHOLDER REPRESENTATIVE

DATED AS OF

SEPTEMBER 5, 2019

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits:

Exhibit A	Closing Working Capital Schedule

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Letter of Transmittal

Exhibit D	Form of Lock Up Agreement

Exhibit E	Form of Restrictive Covenants Agreement

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 5, 2019, is entered into among OptimizeRX Corporation, a Nevada corporation (“Parent”), OptimizeRX Digital Therapeutics, Inc., a Delaware corporation (“Merger Sub”), RMDY Health, Inc., a Delaware corporation (the “Company”), and Amir Kishon, solely in its capacity as Stockholder Representative (“Stockholder Representative”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Stockholders in accordance with the Delaware General Corporation Law (as amended, the “DGCL”);

WHEREAS, immediately following the execution of this Agreement, the Company shall seek to obtain, in accordance with the applicable requirements of the DGCL, the requisite approval of the Stockholders approving this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, the respective boards of directors or managers of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01 Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them below:

“102 In-Money Option” shall mean an In-Money Option that is a 102 Option.

“102 Option” shall mean an Option granted and subject to Taxes pursuant to Section 102(b)(2) of the Ordinance.

“102 Stock” shall mean shares of Parent Stock issued pursuant to Section 2.09 in connection to 102 Options.

“102 Trustee” shall mean ESOP Trust and Management Services Ltd. which serves as the trustee of the Stock Plan and the awards granted thereunder pursuant to Section 102(b)(2) of the Ordinance.

“3(i) In-Money Option” shall mean an In-Money Option that is a 3(i) Option.

“3(i) Option” shall mean an Option granted and subject to tax pursuant to Section 3(i) of the Ordinance.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Percentage” means, for each Company Equityholder, the percentage set forth opposite such holder’s name on the Consideration Spreadsheet.

“Award Agreement” means an Option Grant Letter Agreement issued pursuant to the Stock Plan.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Cash” shall mean all cash and cash equivalents of the Company and its Subsidiaries, other than cash or cash equivalents that are subject to a restriction or limitation of any kind, including (i) cash securing letter of credit obligations, vender, customer or other security deposits, (ii) cash held as collateral, (iii) checks written (but not yet cashed) by the Company or any of its Subsidiaries, (iv) the amount of any repatriation costs and expenses, including taxes, associated with repatriating any cash, and (v) cash otherwise restricted as determined in accordance with GAAP.

“Cash Indemnification Escrow Amount” means $800,000.

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Parent having the right to vote for the election of members of the Parent’s board of directors, (ii) any reorganization, merger or consolidation, other than a transaction or series of related transactions in which the holders of the voting securities of the Parent outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Parent or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Parent.

“Closing Cash” means the aggregate amount of Cash of the Company and its Subsidiaries as of 11:59 p.m. on the date immediately prior to the Closing Date.

“Closing Cash Merger Consideration” means an amount equal to 50% of the Estimated Closing Merger Consideration plus the cash value of any fractional shares as set forth in the last sentence of the definition of Closing Stock Merger Consideration.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding immediately prior to the Closing.

“Closing Merger Consideration” means:

(i) the Purchase Price; minus

(ii) the amount (if any) by which Closing Working Capital is less than Target Working Capital; plus

(iii) the amount (if any) by which Closing Working Capital is greater than Target Working Capital; minus

(iv) the Transaction Expenses; plus

(v) the Closing Cash; minus

(vi) the Closing Indebtedness; minus

(vii) the Indemnification Escrow Amount; minus

(viii) the Purchase Price Adjustment Escrow Amount; and minus

(ix) the Stockholder Representative Expense Amount.

For the avoidance of doubt, no items included in the definitions of Closing Working Capital, Closing Cash, Closing Indebtedness or Transaction Expenses shall be double counted for the purposes of calculating the Closing Merger Consideration.

“Closing Per Share Merger Consideration” means (i) with respect to the Series A Preferred Stock, the Series A Preferred Per Share Closing Merger Consideration, (ii) with respect to the Series B Preferred Stock, the Series B Preferred Per Share Closing Merger Consideration, (iii) with respect to the Series C Preferred Stock, the Series C Preferred Per Share Closing Merger Consideration, and (iv) with respect to the Common Stock, the Common Per Share Closing Merger Consideration. In each case, the Closing Per Share Merger Consideration shall be determined for each class of Company Security pursuant to the Company Charter and this Agreement and shall take into consideration the relative priorities and preferences of each class of Company Security upon a liquidation, dissolution or winding up of the Company, all as set forth in the Company Charter and any applicable Award Agreement.

“Closing Stock Merger Consideration” means an amount equal to 50% of the Estimated Closing Merger Consideration, to be delivered in whole shares of Parent Stock, which such number of shares to be equal to (i) 50% of the Estimated Closing Merger Consideration, divided by (ii) the volume-weighted average trading price of the Parent Stock as reported by NASDAQ for the thirty (30) consecutive trading days ending on the day immediately preceding the Closing Date, and which such shares of Parent Stock to be delivered to the Exchange Agent in the names of the Company Equityholders and in accordance with their respective Allocation Percentage; provided, that as to any fraction of a share of Parent Stock to which a Company Equityholder would otherwise be entitled, the Parent shall pay such amount of the Closing Stock Merger Consideration in cash.

“Closing Working Capital” means: (i) the Company Current Assets, minus (ii) the Company Current Liabilities, determined as of the close of business on the Closing Date and without taking into account the transactions contemplated by this Agreement, calculated in accordance with Exhibit A, including the sample calculation as set forth on Exhibit A.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Per Share Closing Merger Consideration” means the amount payable to a holder of Common Stock on the Consideration Spreadsheet and in accordance with the rights of the Common Stock pursuant to the Company Charter.

“Common Stock” means the common stock of the Company, as described in the Company Charter.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended and in effect immediately prior to the Closing.

“Company Current Assets” means all accounts receivable, other receivables, deposits and prepaid expenses, but excluding prepaid income, current and deferred income tax assets, determined in accordance with Exhibit A.

“Company Current Liabilities” means accounts payable and accrued expenses, but excluding deferred revenue, current and deferred income tax liabilities, and sales and use Taxes treated as Indebtedness, determined in accordance with Exhibit A.

“Company Equityholders” means the Stockholders and the Paid-Out Optionholders.

“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.03(a)(i), Section 3.03(a)(ii), Section 3.03(b), Section 3.04, Section 3.05, Section 3.07(b), Section 3.20, Section 3.22, and Section 3.25.

“Company IP Agreements” means all Inbound License Agreements, Outbound License Agreements, Contracts for Off-the-Shelf Software Licenses, and any settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Company-Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Computer Software” means all computer software and firmware including data and related data files, source code, object code, application programming interfaces, user interfaces, architecture, files, records, schematics, computerized databases, assemblers, applets, compilers, compiled code, binaries, design tools, development tools, operating systems, and any and all software and firmware implementations of algorithms, specifications, models and methodologies, whether in data files, source code or object code, design documents, flow-charts, user manuals and training materials and other specifications and documentation relating thereto, and any translations, compilations, arrangements, adaptations, and derivative works thereof.

“Company Securities” means the Company Stock, Options and Warrants.

“Company Stock” means the Preferred Stock and Common Stock.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employee Benefit Plans” means, collectively, each “employee pension benefit plan”, as defined in Section 3(2) of ERISA, each “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, and each other agreement, plan, program, fund, policy, Contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock options, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive (equity, cash or other property), deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, fringe benefit, supplemental unemployment benefits, change in control, nonqualified deferred compensation, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Stockholder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit B.

“Excluded Equityholders” means those Company Equityholders that are not employees of the Company as of the Closing Date and Company Equityholders who hold less than 2% of Company Securities, as determined on a fully diluted basis.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” means all Contracts with any Governmental Authority to which the Company is a party.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Healthcare Laws” means all federal, state and foreign laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare products or services, including, but not limited to (a) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§1395nn and 1396b), the civil False Claims Act (31 U.S.C. §3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347), or any regulations promulgated pursuant to such statutes, or similar state or local statutes or regulations, (b) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder and similar state or local statutes or regulations governing the privacy or security of patient information, (c) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder, (d) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder as well as comparable state Medicaid statutes and regulations, (e) TRICARE (10 U.S.C. Section 1071 et seq.) and the regulations promulgated thereunder, (f) quality and safety laws, rules or regulations relating to the regulation, storage, provision or administration of, or payment for, healthcare products or services, including prescription products and controlled substances, or the conducting of clinical research (e.g., Federal Food, Drug & Cosmetics Act (21 U.S.C. §§ 301 et seq.), the Controlled Substances Act (21 U.S.C. §§ 801 et seq.) and the Public Health Service Act, (42 U.S.C. §§ 201 et seq.)), (g) laws governing the provision of services to employees with workers compensation coverage or licensure or certification as a healthcare organization to provide such services, and (h) licensure laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare items, services or goods and the ownership or operation of medical equipment, supplies or accessories, including laws relating the so-called “corporate practice of medicine” and fee splitting, each of (a) through (h) as amended from time to time.

“In-Money Option” shall mean any Option other than an Out-of-Money Option.

“In-Money Option Closing Merger Consideration” means the amount payable to a holder of In-Money Options as set forth in the Consideration Spreadsheet.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following: (i) all obligations of such Person, whether current or long-term, for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) the maximum of all direct or contingent obligations of such Person drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (iii) net obligations of such Person under any swap contract; (iv) all obligations of such Person in respect of the deferred purchase price of property or services or royalty payments (other than any such obligations taken into account in the calculation of Closing Working Capital); (v) obligations secured by an Encumbrance on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, except to the extent secured by restricted bank deposits; (vi) any liabilities or obligations under capitalized leases with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations such Person assures a creditor against loss; (vii) obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment prior to the Closing Date in respect of any equity interest in such Person or any other Person or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the maximum liquidation preference that such Person may be required to pay plus, without duplication, accrued and unpaid dividends; (viii) any amounts owed to Affiliates of such Person; (ix) all deferred compensation owed to Affiliates of such Person, including but not limited to employment compensation owed and not yet paid to directors, officers, employees, and consultants of such Person; (x) all guarantees of such Person in respect of any of the foregoing except to the extent secured by restricted bank deposits; and (xi) any amounts owed to a Governmental Authority relating to due but unpaid sales and use Taxes. For purposes of calculating the Indebtedness of the Company and its Subsidiaries, inter-company Indebtedness between the Company and its Subsidiaries shall be disregarded.

“Indemnification Escrow Amount” means the Cash Indemnification Escrow Amount together with the Parent Stock Holdback Amount.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) patents, patent applications, patent disclosures and inventions (whether or not reduced to practice), including all reissues, continuations, continuations-in-part, divisionals, provisionals, substitutions, revisions, extensions, reexaminations, and renewals, for any of the foregoing and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (ii) trademarks, service marks, trade dress, brand names, design rights, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, IP addresses, internet and mobile account names (including social media names, “tags,” and “handles” as well as accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto) and other source indicators, together with all goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, including all website content, newsletters, publications, articles, texts, advertising and marketing materials, translations, drawings, graphics, photographs, videos, artwork, and Computer Software, author rights, performer rights, moral rights and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) confidential information, proprietary information and trade secrets, including discoveries, know how, ideas, source code, object code, inventions, designs, technology, tools, methods, processes, specifications, business and technical information, technical data, databases, data collections, research and development, customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals (collectively, “Confidential Information”); (v) rights of privacy and publicity, and moral and economic rights of authors and inventors, however denominated; (vi) other similar proprietary and intangible rights; (vii) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; (viii) all rights to any causes of action of any nature, resulting from past, current and future infringement thereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and any other remedies relating to any and all of the foregoing and to collect, or otherwise recover, any such damages for any and all of the foregoing; and (ix) all copies and tangible embodiments of the foregoing.

“Knowledge” means, when used with respect to the Company and its Subsidiaries, the actual knowledge of Amir Kishon, Elad Levran, Eyal Herman, Ami Klein, and Jason Burum, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that Losses shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Made Available” means that the Company has posted such materials to the online data room maintained by the Company in connection with the transactions contemplated by this Agreement at least two (2) Business Days prior to the execution of this Agreement and such data room has been accessible to Parent and its Representatives at all times prior to the execution of this Agreement.

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise) or assets of such Person, which in the case of the Company shall mean the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis, excluding any of the foregoing that is caused by and would not have occurred but for (a) changes in general economic or political conditions; (b) changes generally affecting the industry in which the Company and its Subsidiaries primarily operate; (c) effects of weather, acts of God, any attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other calamity, crisis or geopolitical event, (d) changes in applicable Laws or accounting rules, including GAAP, (e) actions by or on behalf of the Company or its Subsidiary taken at the express written request of Parent or an Affiliate thereof; or (f) changes arising from the announcement of the Merger by reason of the identity of Parent and its Affiliates or any written communication by or on behalf of Parent regarding their plans or intentions with respect to the Company; provided that with respect to the foregoing clauses (a), (b), (c) and (d) such changes do not have a disproportionate impact on the Company and its Subsidiaries taken as a whole relative to other companies operating in similar industries in which the Company and its Subsidiaries primarily operate.

“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Escrow Funds, the Post-Closing Adjustment (if any), the Contingent Amounts (if any), and the Stockholder Representative Expense Fund (if any) that the Company Equityholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.

“Options” shall mean options to purchase shares of Common Stock issued pursuant to the Stock Plan and “Option” shall mean an option to purchase a single share of Common Stock issued pursuant to the Stock Plan.

“Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time, including any publications and clarifications issued by the ITA.

“Out-of-Money Option” shall mean an Option having an exercise price in excess of the Common Per Share Closing Merger Consideration.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub contained in Section 4.01, Section 4.03, Section 4.04 and Section 4.08.

“Parent Stock” means shares of common stock of Parent.

“Parent Stock Holdback Amount” means an amount equal to $800,000, to be delivered in whole shares of Parent Stock, which such number of shares to be equal to the volume-weighted average trading price of the Parent Stock as reported by NASDAQ for the thirty (30) consecutive trading days ending on the day immediately preceding the release of the Parent Stock Holdback Amount or any portion thereof.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock.

“Purchase Price” means $16,000,000.

“Purchase Price Adjustment Escrow Amount” means $150,000.

“Real Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, independent contractors and other agents of such Person.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, as described in the Company Charter.

“Series A Preferred Per Share Closing Merger Consideration” means the amount payable to a holder of a Series A Preferred Stock as set forth on the Consideration Spreadsheet and in accordance with the rights of the Series A Preferred Stock pursuant to the Company Charter.

“Series B Preferred Stock” means the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, and Series B-4 Preferred Stock of the Company, as described in the Company Charter.

“Series B Preferred Per Share Closing Merger Consideration” means the amount payable to a holder of a Series B Preferred Stock as set forth on the Consideration Spreadsheet and in accordance with the rights of the Series B Preferred Stock pursuant to the Company Charter.

“Series C Preferred Stock” means the Series C-1 Preferred Stock and Series C-2 Preferred Stock of the Company, as described in the Company Charter.

“Series C Preferred Per Share Closing Merger Consideration” means the amount payable to a holder of a Series C Preferred Stock as set forth on the Consideration Spreadsheet and in accordance with the rights of the Series C Preferred Stock pursuant to the Company Charter.

“Stock Plan” means the Company’s 2013 Stock Option Plan and the Company’s 2005 Stock Option Plan.

“Stockholder” means a holder of Preferred Stock or Common Stock.

“Stockholder Representative Expense Amount” means $250,000.

“Subsidiary” or “Subsidiaries” of any Person shall mean any other Person of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Target Working Capital” means $400,000.

“Tax Return” means any return, report or similar statement filed or required to be filed with any Governmental Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and including any amendment of the foregoing.

“Taxes” means all applicable federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, workers’ compensation, Medicare, withholding and estimated Taxes on account of partners, estimated, excise, severance, stamp, occupation, premium, property (real or personal), real property gains, abandoned property, escheat, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not, and any including any obligation to indemnify or transferee liability in respect of any and all of the foregoing.

“Transaction Expenses” means all fees and expenses incurred by the Company, its Subsidiaries, and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Escrow Agreement, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including any (i) unpaid costs of the D&O Tail Policy referenced in Section 5.07, (ii) fifty percent (50%) of the costs, fees and expenses of the Escrow Agent under the Escrow Agreement and (iii) any liabilities of or commitments by the Company or its Subsidiaries to employees or any other individual with respect to severance, stay bonuses, sale bonuses, retention payments, payments in respect of the exercise, or payment for the cancellation of, options in connection with the Closing, change of control payments, or payments upon the consummation of the transactions contemplated by this Agreement (including any Taxes with respect thereto, such as employer and employee portions of FICA and Medicare Taxes).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrants” means warrants to purchase Company Stock.

Section 1.02 Additional Defined Terms. Each term below has the meaning ascribed to such term in the section (§) set forth opposite such term:

2020 Revenue	§2.17(c)(iii)	Liabilities	§3.07(a)
2021 Revenue	§2.17(c)(iv)	Lock-Up Agreement	§2.10(b)
Acquisition Proposal	§5.03(a)	Majority Holders	§10.01(b)
Agreement	Preamble	Material Contracts	§3.09(a)
Annual Revenue Statement	§2.17(a)	Material Customers	§3.15(a)
Annual Financial Statements	§3.06	Material Suppliers	§3.15(b)
Balance Sheet	§3.06	Merger	Recitals
Balance Sheet Date	§3.06	Merger Sub	Preamble
Cap	§8.04(a)	Notice of Objection	§2.17(a)
Cash Indemnification Escrow Fund	§2.11(b)	Notice of Objection Period	§2.17(a)
Certificate of Merger	§2.04	OFAC	§3.26
Closing	§2.02	Off-the-Shelf Software Licenses	§3.12(d)
Closing Adjustment Statement	§2.16(b)(i)	Option Holder Letter of Transmittal	§2.10(b)
Closing Date	§2.02	Option Tax Ruling	§5.12
Company	Preamble	Outbound License Agreements	§3.12(d)
Company Board	Recitals	Paid-Out Optionholder	§2.09(b)
Company Board Recommendation	§3.02(b)	Parent	Preamble
Company Charter Documents	§3.03	Parent Indemnitees	§8.02
Company Intellectual Property	§3.12(a)	Parent SEC Documents	§4.05
Consideration Spreadsheet	§2.18(a)	Payoff Lender	§2.19
Contingent Amounts	§2.17	Payoff Letter	§2.19
CyberDiet	§3.01(b)	Parent Stock Holdback Fund	§2.11(c)
DGCL	Recitals	Permitted Encumbrances	§3.10(a)
D&O Tail Policy	§5.07	Post-Closing Adjustment	§2.16(b)(ii)
Deductible	§8.04(a)	Purchase Price Adjustment Escrow Fund	§2.11(a)
Deferred Payment	§2.17(c)(i)
Direct Claim	§8.05(c)	Qualified Benefit Plan	§3.20(d)
Dissenting Shares	§2.08(d)	Registered Owned Intellectual Property	§3.12(a)
Disputed Amounts	§2.16(c)(iii)
Effective Time	§2.04	Repaid Debt	§2.19
Escrow Funds	§2.11(c)	Representative Losses	§10.01(c)
Escrow Termination Date	§8.06(b)	Requisite Company Vote	§3.02(a)
Estimated Closing Merger Consideration	§2.16(a)	Resolution Period	§2.16(c)(ii)
		Revenue	§2.17(b)
Estimated Closing Cash Merger Consideration	§2.16(a)	Review Period	§2.16(c)(i)
		SEC	§4.06
Estimated Closing Statement	§2.16(a)	Securities Act	§2.20(d)
Exchange Agent	§2.10(a)	Statement of Objections	§2.16(c)(ii)
FCPA	§3.27	Straddle Period	§6.05
Final Invoice	§2.19	Stockholder Indemnitees	§8.03
Financial Statements	§3.06	Stockholder Letter of Transmittal	§2.10(b)
ITA	§5.12	Stockholder Representative	Preamble
Inbound License Agreements	§3.12(d)	Stockholder Representative Expense Fund	§2.10(b)
Indemnified Party	§8.05	Surviving Entity	§2.01
Indemnifying Party	§8.05	Tail Policies	§5.07
Independent Accountant	§2.16(c)(iii)	Tax Accrual Amounts	§3.22(o)
Insurance Policies	§3.16	Tax Claim	§6.06
Interim Balance Sheet	§3.06	Technology Integration Payment	§2.17(c)(ii)
Interim Balance Sheet Date	§3.06	Third Party Claim	§8.05(a)
Interim Financial Statements	§3.06	Union	§3.21(a)
Interim Options Tax Ruling	§5.12	Work Product Agreements	§3.12(f)
Letter of Transmittal	§2.10(b)	Written Consent	§5.04(a)

ARTICLE II
The Merger

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its existence as the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”).

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m, eastern time, no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), by telephone conference and electronic exchange of documents (or, if the parties agree to hold a physical closing, at the offices of Morgan, Lewis & Bockius LLP, One Oxford Center, 32nd Floor, Pittsburgh, PA 15219), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent the following:

(i) the Escrow Agreement duly executed by Stockholder Representative;

(ii) resignations of the directors and officers of the Company and its Subsidiaries;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iv) the Estimated Closing Statement contemplated in Section 2.16(a);

(v) the Consideration Spreadsheet contemplated in Section 2.18;

(vi) the Payoff Letters;

(vii) to the extent not addressed by the Payoff Letters, evidence of the release of all Encumbrances (including applicable UCC-3 termination statements) with respect to the property and assets of the Company;

(viii) the Final Invoices;

(ix) copies of all approvals, consents and waivers that are listed on Section 3.03 of the Disclosure Schedules, in each case, in form and substance reasonable satisfactory to Parent;

(x) Lock-Up Agreements executed by the Company Equityholders other than the Excluded Equityholders;

(xi) evidence, reasonably satisfactory to Parent, of the receipt of the Requisite Company Vote;

(xii) Restrictive Covenant Agreements, in the form attached hereto as Exhibit E, executed by each of Ami Klein and Eyal Herman; and

(xiii) such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Parent shall deliver or cause to be delivered to the Company (or such other Person as may be specified herein) the following:

(i) the Escrow Agreement duly executed by Parent;

(ii) the Lock-Up Agreements duly executed by Parent;

(iii) payment to the Exchange Agent by wire transfer of immediately available funds an amount equal to the aggregate Estimated Closing Cash Merger Consideration;

(iv) payment to the Escrow Agent by wire transfer of immediately available funds the Cash Indemnification Escrow Amount and the Purchase Price Adjustment Escrow Amount;

(v) payment to the Stockholder Representative by wire transfer of immediately available funds the Stockholder Representative Expense Amount;

(vi) payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Estimated Closing Statement;

(vii) payment to holders of outstanding Indebtedness, if any, other than sales and use Taxes treated as Indebtedness, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Estimated Closing Statement;

(viii) a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied; and

(ix) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause (a) a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and (b) shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

Section 2.06 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Entity or as provided by applicable Law; provided, however, in each case, that the name of the company set forth therein shall be changed to the name of the Company.

Section 2.07 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of the Surviving Entity.

Section 2.08 Effect of the Merger on the Company Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a) Cancellation of Certain Company Stock. All shares of Company Stock held or owned by the Company as treasury shares shall be automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Stock.

(i) Each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, (X) the Closing Per Share Merger Consideration, with the aggregate amount of Closing Per Share Merger Consideration to be received by the Stockholder in respect of such Stockholder’s shares of Company Stock as set forth on the Consideration Spreadsheet, (Y) any amounts that may become payable in respect of such share of Company Stock in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein, and (Z) any amounts that may become payable in respect of such share of Company Stock in the future from the Contingent Amounts, as provided in this Agreement at the respective times and subject to the contingencies specified herein and therein.

(ii) With respect to Section 2.08(b)(i)(Y) and Section 2.08(b)(i)(Z) above, each Stockholder shall have the right to receive:

(A) an amount equal to such Stockholder’s Allocation Percentage multiplied by any amounts paid, or distributed from the Purchase Price Adjustment Escrow Amount, to the Stockholder Representative (on behalf of the Stockholders) pursuant to Section 2.16, the Escrow Agreement or otherwise;

(B) an amount equal to such Stockholder’s Allocation Percentage multiplied by any portion of any Contingent Amount paid to the Stockholder Representative (on behalf of the Stockholders) pursuant to Section 2.17;

(C) an amount equal to such Stockholder’s Allocation Percentage multiplied by amounts paid to the Stockholder Representative (on behalf of the Stockholders), or pursuant to which such Stockholder otherwise becomes entitled to, pursuant to Section 8.06; and

(D) an amount equal to such Stockholder’s Allocation Percentage multiplied by any portion of the Stockholder Representative Expense Amount released by, or caused to be released by, the Stockholder Representative (on behalf of the Stockholders) pursuant to Section 10.01.

(c) Conversion of Merger Sub Shares. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of the Surviving Entity.

(d) Dissenting Shares. Stockholders who have complied with all the requirements for perfecting appraisal rights, as required under the DGCL (and who have not withdrawn or otherwise lost such appraisal rights), shall be entitled to their appraisal rights under the DGCL with respect to such shares (the “Dissenting Shares”). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be cancelled and converted into, and represent only, the right to receive the portion of the Merger Consideration to which such Stockholder is then entitled under this Agreement, without interest thereon and upon surrender of the certificate representing such shares in accordance with this Agreement. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a Stockholder who has perfected such Stockholder’s appraisal rights for such shares in accordance with the DGCL (and has not withdrawn or otherwise lost such Stockholder’s appraisal rights) shall not be converted into the right to receive any portion of the Merger Consideration pursuant to this Section 2.08, and such Stockholders shall only be entitled to such rights as are granted by the DGCL. The Company shall give Parent (a) prompt notice of any demands for appraisal received by the Company, any attempted withdrawals of such demands and any other instruments relating to stockholders’ rights of appraisal under DGCL, in each case, received by the Company prior to the Closing, and (b) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal. Prior to the Closing, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand.

Section 2.09 Treatment of Options and Exercise of Warrants.

(a) No more than ten (10) Business Days after the date of this Agreement, the Company shall deliver notice to holders of Options, which such notice shall inform such holders that, consistent with the powers of the (i) Committee as set forth in paragraph 7(c) of the Company’s 2013 Stock Option Plan and (ii) Administrator as set forth in paragraph 7.5(B) and 7.5(C) of the Company’s 2005 Stock Option Plan, such holders shall have the right to exercise In-Money Options prior to the Closing and that any In-Money Options not so exercised shall be cancelled and shall receive consideration as set forth in this Section 2.09. Such notice shall be subject to the reasonable review and comment of Parent. For the avoidance of doubt, holders of Options that, prior to the Effective Time, exercise Options to purchase Common Stock pursuant to the terms of their Award Agreement shall be afforded the same rights and treatment hereunder as Stockholders that own Common Stock pursuant to the terms of Section 2.08 above and shall not be treated as holders of Options pursuant to this Section 2.09.

(b) At the Effective Time, all rights in respect of each In-Money Option outstanding and vested immediately prior to the Effective Time shall (including those set forth on Schedule 2.09(c)), by virtue of the Merger and without any action on the part of each holder of In-Money Options (each such holder of In-Money Options, a “Paid-Out Optionholder”), forthwith cease to exist and be converted into and represent the right to receive, immediately following the Effective Time, (X) the In-Money Option Closing Merger Consideration as set forth on the Consideration Spreadsheet, (Y) such Paid-Out Optionholder’s Allocation Percentage of any amounts that may become payable in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein, and (Z) such Paid-Out Optionholder’s Allocation Percentage of any amounts that may become payable in the future from the Contingent Amounts, as provided in this Agreement at the respective times and subject to the contingencies specified herein and therein. For any amounts to be paid, pursuant to this Section 2.09, to employees of the Company who are United States Persons, such amounts shall be paid to and processed through the Surviving Entity’s payroll system or any other payment system, as determined by the Surviving Entity, and such amounts shall be subject to withholding in accordance with the applicable Law.

(c) Within five (5) Business Days of the date hereof, the Company Board, or an authorized committee thereof, shall determine which unvested Options shall be accelerated, and a list of the same shall be attached hereto as Schedule 2.09(c). Prior to the Effective Time, the Company and the Company Board, or an authorized committee thereof, shall take all necessary actions (under the Stock Plan, applicable Law, the applicable Award Agreement or otherwise) to provide that all unvested Options set forth on Schedule 2.09(c) shall conditionally automatically accelerate, such that each such Option shall, immediately prior to the Effective Time, and contingent upon closing of the Merger, become immediately cancelled and converted into the right to receive the payment set forth in Section 2.09(b).

(d) As of the Effective Time, all outstanding Options shall terminate and cease to be outstanding, the Stock Plan shall terminate and no holder of Options or any participant in the Stock Plan shall have any rights thereunder (other than the rights of the holders of In-Money Options to receive consideration as provided in this Section 2.09). Each issued and outstanding Out-of-Money Option shall be canceled and shall not be entitled to any portion of the Merger Consideration. For the avoidance of doubt, all Out-of-Money Options and all outstanding Options that are unvested effective as of the Closing, shall terminate without any consideration therefor.

(e) With respect to 102 In-Money Options and 3(i) In-Money Options any consideration payable in accordance with this Section 2.09 shall be paid to the 102 Trustee to be held and released in accordance with Section 102 of the Ordinance and the regulations and rules promulgated thereunder the Option Tax Ruling (or any other approval or instructions from the ITA received either by the Company or Parent, including the Interim Options Ruling). The 102 Trustee shall withhold any amounts required in accordance with the applicable Law (including the provisions of Section 102 of the Ordinance and the regulations and rules promulgated thereunder, or any other approval or instructions from the ITA received either by the Company or Parent, including the Interim Options Ruling) prior to release of funds to such holder. For the avoidance of doubt, any amount released from the Escrow Fund and any Contingent Amount to be paid to a holder of 102 Stock, shall be paid to the 102 Trustee to be held and released in accordance with Section 102 of the Ordinance and the regulations and rules promulgated thereunder the Option Tax Ruling (or any other approval or instructions from the ITA received either by the Company or Parent, including the Interim Options Ruling), and subject to withholding pursuant thereto.

(f) No more than five (5) Business Days after the date of this Agreement, the Company shall deliver notice to holders of Warrants of the execution of this Agreement and the anticipated consummation of the Merger. As of the Effective Time, if the Warrants have not been exercised in accordance with their terms, the Warrants shall automatically be cancelled and shall not be entitled to receive any portion of the Merger Consideration. For the avoidance of doubt, holders of Warrants that, prior to the Effective Time, exercise Warrants to purchase Company Stock shall be afforded the same rights and treatment hereunder as Stockholders that own Company Stock pursuant to the terms of Section 2.08 above.

Section 2.10 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger.

(b) As promptly as practicable following the date hereof and in any event not later than three Business Days thereafter, the Exchange Agent shall mail to (i) each Company Equityholder, a letter of transmittal in substantially the form attached as Exhibit C (a “Letter of Transmittal”), and (ii) each Company Equityholder other than an Excluded Equityholder, a lock-up agreement in substantially the form attached as Exhibit D (a “Lock-Up Agreement”), and, as applicable, instructions for each in effecting the surrender of Company Securities in exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(b). Except as set forth in Section 2.10(c), the Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) five Business Days after receipt of a Letter of Transmittal and Lock-Up Agreement duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, pay to such Company Equityholder (x) a cash amount equal to the Estimated Closing Cash Merger Consideration multiplied by such Company Equityholder’s Allocation Percentage and (y) shares of Parent Stock representing such Company Equityholder’s Allocation Percentage of the Closing Stock Merger Consideration. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable by the Exchange Agent. Until so surrendered, each outstanding Company Security shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.08(b). If after the Effective Time, any Company Security is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.10.

(c) For any cash amount to be paid to employees of the Company who are United States Persons, such amount shall be paid to and processed through the Surviving Entity’s payroll system. With respect to 102 In-Money Options and 3(i) In-Money Options any consideration payable in accordance with this Section 2.10 shall be paid to the 102 Trustee to be held and released in accordance with Section 102 of the Ordinance and the regulations and rules promulgated thereunder the Option Tax Ruling (or any other approval or instructions from the ITA received either by the Company or Parent, including the Interim Options Ruling). The 102 Trustee shall withhold any amounts required in accordance with the applicable Law (including the provisions of Section 102 of the Ordinance and the regulations and rules promulgated thereunder, or any other approval or instructions from the ITA received either by the Company or Parent, including the Interim Options Ruling) prior to release of funds to such holder. For the avoidance of doubt, any amount released from the Escrow Fund and any Contingent Amount to be paid to a holder of 102 Stock, shall be paid to the 102 Trustee to be held and released in accordance with Section 102 of the Ordinance and the regulations and rules promulgated thereunder the Option Tax Ruling (or any other approval or instructions from the ITA received either by the Company or Parent, including the Interim Options Ruling), and subject to withholding pursuant thereto.

(d) Unless otherwise provided herein, no interest shall be paid or accrued on the Merger Consideration for the benefit of the Company Equityholders.

Section 2.11 Escrow Funds. Parent shall take the following actions:

(a) deposit or cause to be paid to the Escrow Agent, in accordance with the Escrow Agreement, the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) to be held for the purpose of securing the obligations pursuant to Section 2.16(d);

(b) deposit or cause to be paid to the Escrow Agent, in accordance with the Escrow Agreement, the Cash Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Cash Indemnification Escrow Fund”), to be held for the purpose of partially securing the indemnification obligations of the Company Equityholders set forth in this Agreement, including Article VIII and Section 6.03;

(c) holdback and reserve for issuance on the books and records of Parent, the Parent Stock Holdback Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom the “Parent Stock Holdback Fund” and together with the Purchase Price Adjustment Escrow Fund and the Cash Indemnification Escrow Fund, the “Escrow Funds”), to be held for the purpose of partially securing the indemnification obligations of the Company Equityholders set forth in this Agreement, including Article VIII and Section 6.03; and

(d) deposit or cause to be paid to the Stockholder Representative, the Stockholder Representative Expense Amount (such amount, the “Stockholder Representative Expense Fund”), to be held for the purpose of funding any expenses of Stockholder Representative arising in connection with the administration of Stockholder Representative’s duties in this Agreement after the Effective Time. The balance of the Stockholder Representative Expense Fund, if any, will be distributed by the Stockholder Representative to the Company Equityholders in accordance with their respective Allocation Percentages. The parties agree that the Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholder Representative Expense Fund.

Section 2.12 No Further Ownership Rights in Company Securities. All Merger Consideration paid or payable upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Company Securities. If, after the Effective Time, Company Securities are presented to the Surviving Entity, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement. None of Parent, Merger Sub, the Company or the Surviving Entity shall be liable to any former Company Equityholder for any Merger Consideration or interest thereon properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Company Security has not been surrendered prior to the date that the consideration for such Company Security would escheat, such Company Security, to the extent permitted by applicable Law, shall automatically become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.13 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Stock shall occur, including by reason of any reclassification, recapitalization, unit split (including reverse unit split) or combination, exchange or readjustment of shares, or any unit dividend or distribution paid in units, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.14 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Entity, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Entity, as the case may be, made such deduction and withholding.

Section 2.15 Lost Certificates of Company Stock. If any certificates representing shares of Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such shares of Company Stock to be lost, stolen or destroyed and an indemnity obligation against any claim that may be made against such Person with respect to such shares of Company Stock, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed shares of Company Stock, the Merger Consideration to be paid in respect of the shares of Company Stock formerly represented by such certificate as contemplated under this Article II.

Section 2.16 Purchase Price Adjustment.

(a) Closing Adjustment. At least three days prior to the Closing Date (or as otherwise mutually agreed by the Company and Parent), the Company shall prepare and deliver to the Parent a statement (the “Estimated Closing Statement”), that contains a good-faith estimate of the calculation, based on the Company’s books and records and other information then available, of the Closing Merger Consideration (the “Estimated Closing Merger Consideration”), including the Closing Cash Merger Consideration (the “Estimated Closing Cash Merger Consideration”) and Closing Stock Merger Consideration and each of the components thereof.

(b) Post-Closing Adjustment.

(i) As promptly as practicable after the Closing, but in no event later than 90 days after the Closing Date, the Parent shall cause the Surviving Entity to prepare and deliver to the Stockholder Representative a statement setting forth the Surviving Entity’s calculation of the Closing Merger Consideration and Post-Closing Adjustment, including each of the components thereof (the “Closing Adjustment Statement”).

(ii) The “Post-Closing Adjustment” shall be an amount equal to (A) the Closing Merger Consideration less (B) the Estimated Closing Merger Consideration.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Adjustment Statement, Stockholder Representative shall have 30 days (the “Review Period”) to review the Closing Adjustment Statement. During the Review Period, Stockholder Representative and its accountants shall have reasonable access to the books and records of the Surviving Entity to the extent that they relate to the Closing Adjustment Statement and to such historical financial information (to the extent in Parent’s or the Surviving Entity's possession) relating to the Closing Adjustment Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Closing Adjustment Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Entity.

(ii) Objection. On or prior to the last day of the Review Period, Stockholder Representative may object to the Closing Adjustment Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Adjustment Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Adjustment Statement shall be deemed to have been accepted by Stockholder Representative. If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Adjustment Statement with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.

(iii) Resolution of Disputes. If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an impartial firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Adjustment Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall decide only the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Adjustment Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Company Equityholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent. Any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available. Should the Independent Accountant require a retainer or prepayment of any costs and expenses prior to the Independent Accountant’s determination of any Disputed Amounts, Parent, on the one hand, and the Stockholder Representative (solely on behalf of the Stockholders), on the other hand, shall each pay fifty percent (50%) of any such amounts. In connection with the Independent Accountant’s determination of any Disputed Amounts, the Independent Accountant shall also determine, pursuant to the terms of the first sentence of this Section 2.16(c)(iv), and taking into account all fees and expenses already paid by each of Parent, on the one hand and the Stockholder Representative (solely on behalf of the Company Equityholders), on the other hand, as of the date of such determination, the allocation of its fees and expenses between Parent and the Stockholder Representative (solely on behalf of the Company Equityholders), which such determination shall be conclusive and binding upon the parties hereto.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Adjustment Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto and the Company Equityholders.

(d) Payment of Post-Closing Adjustment. Within five Business Days after the Post-Closing Adjustment, including each of the components thereof, are finally determined pursuant to this Section 2.16:

(i) if the Post-Closing Adjustment is a negative number, Stockholder Representative and Parent shall jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds (A) to Parent, the Post-Closing Adjustment, and (B) to the Exchange Agent, for distribution to the Company Equityholders in accordance with their respective Allocation Percentages, such Company Equityholders’ aggregate Allocation Percentage of any amounts remaining in the Purchase Price Adjustment Escrow Fund. If the Post-Closing Adjustment is greater than the amount held in the Purchase Price Adjustment Escrow Fund, then Stockholder Representative and Parent shall jointly instruct the Escrow Agent to disburse from the Cash Indemnification Escrow Fund by wire transfer of immediately available funds to Parent the amount by which the Post-Closing Adjustment exceeds the amount in the Purchase Price Adjustment Escrow Fund (up to the amount in the Cash Indemnification Escrow Fund); and

(ii) if the Post-Closing Adjustment is a positive number, Parent shall (A) deposit or cause to be deposited with the Exchange Agent, for distribution to the Company Equityholders in accordance with their respective Allocation Percentages, such Company Equityholders’ aggregate Allocation Percentage of the Post-Closing Adjustment, in cash, and (B) Stockholder Representative and Parent shall jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to the Exchange Agent, for distribution to the Company Equityholders in accordance with their respective Allocation Percentages, such Company Equityholders’ aggregate Allocation Percentage of the amount so deposited by Parent and the Purchase Price Adjustment Escrow Fund.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.16 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.17 Payment of Contingent Amount. Company Equityholders shall be entitled to receive additional amounts, if any, of consideration in respect of the Merger Consideration pursuant to this Agreement (collectively, the “Contingent Amounts”), on the terms and subject to the conditions set forth in this Section 2.17.

(a) Determination of Revenue. Within ten Business Days of the completion of the audited financial statements of Parent for the fiscal years ending December 31, 2020 and December 31, 2021, Parent shall provide to Stockholder Representative a statement (an “Annual Revenue Statement”) setting forth the Revenue for the respective fiscal year. Within sixty (60) days after receipt of the applicable Annual Revenue Statement (the “Notice of Objection Period”), Stockholder Representative will deliver to Parent a written statement describing their questions or objections (if any) to the Annual Revenue Statement (a “Notice of Objection”). During the Notice of Objection Period, Stockholder Representative shall have the right, in accordance with all applicable Laws, to inspect the Parent’s and any relevant Subsidiary’s books and records during normal business hours at the relevant offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Revenue and the resulting Contingent Amounts. If Stockholder Representative does not deliver a Notice of Objection within such Notice of Objection Period, the relevant Annual Revenue Statement will become final and binding on the parties. If Stockholder Representative delivers a Notice of Objection within such sixty (60) day period, Parent and Stockholder Representative shall engage in good faith negotiations for a period of forty-five (45) days of the delivery of such Notice of Objection. Thereafter, any Disputed Amounts shall be submitted promptly by Parent and Stockholder Representative for resolution to Independent Accountants who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to such Annual Revenue Statement as soon as practicable and in any event within thirty (30) days after their engagement. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Annual Revenue Statement and the Notice of Objection, respectively. The fees and expenses of the Independent Accountants shall be determined by the Independent Accountants and shall be borne by Stockholder Representative, on the one hand, and by Parent, on the other hand, based primarily on the degree to which the Independent Accountants have accepted the positions of the respective parties. The determination of the disputed items by the Independent Accountants shall be final and binding upon the parties, absent manifest error.

(b) Calculation of Revenue. For purposes of this Section 2.17, “Revenue” means revenue, as determined in accordance with GAAP, generated by Parent and its Subsidiaries (including the Surviving Entity) derived from the sale of solutions formerly sold by RMDY and included in statements of work for client set.

(c) Determination of Contingent Amounts.

(i) Deferred Payment. On December 31, 2020, Parent shall pay the Exchange Agent (for distribution to the Company Equityholders in accordance with their Allocation Percentage) an aggregate amount equal to $1,000,000 (the “Deferred Payment”). For the avoidance of doubt, the payment of the Deferred Payment shall not be subject to the procedures set forth in Section 2.17(a). Any Contingent Amounts paid to the Company Equityholders pursuant to Section 2.17(c)(iii) and Section 2.17(c)(iv), if any, shall be reduced, in the aggregate, by the Deferred Payment.

(ii) Technology Integration Payment. On December 31, 2021, Parent shall pay the Exchange Agent (for distribution to the Company Equityholders in accordance with their Allocation Percentage) an aggregate amount equal to $1,000,000 (the “Technology Integration Payment”) if the Surviving Entity has successfully established, within 180 days of the Closing Date, single sign-on connection with Parent’s and the Company’s legacy platform. Parent shall provide commercially reasonable technical and administrative assistance required to achieve the targets and requirements in this Section 2.17(c)(ii) with respect to Parent’s systems, methods and standards in order to facilitate achievement of the above target within the agreed time frame. For the avoidance of doubt, the payment of the Technology Integration Payment shall not be subject to the procedures set forth in Section 2.17(a). Any Contingent Amounts paid to the Company Equityholders pursuant to Section 2.17(c)(iii) and Section 2.17(c)(iv), if any, shall be reduced, in the aggregate, by the Technology Integration Payment.

(iii) 2020 Target. If Revenue for the fiscal year ending December 31, 2020, as finally determined pursuant to Section 2.17(a) (“2020 Revenue”), exceeds $4,000,000, then the Company Equityholders shall become entitled to (in accordance with their Allocation Percentage) an aggregate amount equal to (a) 1.75, multiplied by (b) the amount by which 2020 Revenue exceeds $4,000,000.

(iv) 2021 Target. If Revenue for the fiscal year ending December 31, 2021, as finally determined pursuant to Section 2.17(a) (“2021 Revenue”), exceeds the 2020 Revenue, then the Company Equityholders shall become entitled to (in accordance with their Allocation Percentage) an aggregate amount equal to (a) 1.75, multiplied by (b) the amount by which 2021 Revenue exceeds 2020 Revenue.

(d) Payment of Contingent Amount. Any Contingent Amount required to be paid by Parent pursuant to Section 2.17(c)(iii) and Section 2.17(c)(iv) shall be paid by Parent within thirty (30) days after the final determination of the applicable Annual Revenue Statement.

(e) Manner of Payment. Payment of any Contingent Amounts to be paid pursuant to Section 2.17(c) shall be paid such that (i) 50% of any such Contingent Amount is paid in cash by wire transfer of immediately available funds to the Exchange Agent (for further distribution to the Company Equityholders in accordance with their Allocation Percentage) and (ii) 50% of any such Contingent Amount is paid in Parent Stock (for further distribution to the Company Equityholders in accordance with their Allocation Percentage), provided, however, that the Deferred Payment and the Technology Integration Payment shall be paid solely in cash. The number of shares issuable to the Company Equityholders pursuant to this Section 2.17(e) shall be equal to (i) 50% of such Contingent Amount, divided by (ii) the volume-weighted average trading price of the Parent Stock as reported by NASDAQ for the thirty (30) consecutive trading days ending on the day immediately preceding the date upon which the Contingent Amount is finally determined; provided, that as to any fraction of a share of Parent Stock to which a Company Equityholders would otherwise be entitled, the Parent shall pay such amount in cash.

(f) Cap on Contingent Amounts. The Contingent Amounts paid to the Company Equityholders pursuant to this Section 2.17 shall not, in any event, exceed $30,000,000 in the aggregate.

(g) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.17 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(h) Change of Control. In the event of any Change of Control of Parent prior to January 1, 2022, Stockholder Representative shall have the option, within ten Business Day of the consummation of such Change of Control, to accept in lieu of payment of any Contingent Amounts a payment equal to $4,000,000 to be paid in cash by wire transfer of immediately available funds to the Exchange Agent (for distribution to the Company Equityholders in accordance with their Allocation Percentage), in which case the Company Equityholders shall waive any rights to receive any Contingent Amount not paid as of the date of such Stockholder Representative election. The foregoing amount shall not constitute any type of benchmark as to the aggregate Contingent Amounts anticipated as of the date hereof.

(i) Parent Actions. Parent shall, and shall cause its Subsidiaries to, act in accordance with general principles of good faith and fair dealing in all matters related to Section 2.17.

Section 2.18 Consideration Spreadsheet.

(a) At least three Business Days before the Closing and concurrently with the delivery of the Estimated Closing Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i) the names and addresses of all Company Equityholders and the Company Securities, including the class, series, and amount held by such Persons;

(ii) detailed calculations of the Closing Per Share Merger Consideration;

(iii) each Company Equityholder’s Closing Per Share Merger Consideration;

(iv) each Paid-Out Optionholder’s In-Money Option Closing Merger Consideration;

(v) each Company Equityholder’s Allocation Percentage and the interest in dollar terms of the amount (if known) to be contributed or allocated to:

(A) the Cash Indemnification Escrow Fund;

(B) the Parent Stock Holdback Fund;

(C) the Purchase Price Adjustment Escrow Fund;

(D) the Stockholder Representative Expense Fund; and

(E) the Contingent Amounts.

(b) The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Section 2.19 Closing Indebtedness and Transaction Expenses. With respect to any Closing Indebtedness to be repaid at the Closing (the “Repaid Debt”), not less than three Business Days prior to the Closing Date, the Company shall provide to Parent (a) the names of each Person to which such Repaid Debt is owed (each, a “Payoff Lender”) and the respective amounts owed thereto; and (b) a customary payoff letter from each such Payoff Lender (the “Payoff Letter”), in form and substance reasonably satisfactory to Parent, which Payoff Letter shall (i) evidence the aggregate amount of such Repaid Debt outstanding as of the Closing and (ii) state that, if such aggregate amount so identified is paid to such Payoff Lender on the Closing Date, such Repaid Debt shall be repaid in full and all Encumbrances relating thereto and affecting any assets (including any capital stock) of the Company or any of its Subsidiaries will be released in full. The Company shall, with respect to all Repaid Debt, make arrangements reasonably satisfactory to Parent and its lenders for the applicable Payoff Lender to provide to Parent recordable form lien releases and other documents reasonably requested by Parent and its lenders simultaneously with the Closing. Not less than one Business Day prior to the Closing Date, the Company shall provide Parent with the final invoices with respect to all Transaction Expenses to be paid by Parent on behalf of the Company or its Subsidiaries at the Closing (a “Final Invoice”), which Final Invoices shall state that, if such amounts are paid to the parties entitled to receive the same, such parties shall have been paid in full in respect of all Transaction Expenses owed thereto and the Company and its Subsidiaries will be released in full. For the avoidance of doubt, to the extent that the Company and its Subsidiaries are not released in full in connection with the payment of such Transaction Expenses, any continuing liabilities or obligations relating thereto shall continue to be Transaction Expenses for all purposes hereunder.

Section 2.20 Receipt of Parent Stock.

(a) The right of each Company Equityholder to receive such Parent Stock as part of the Closing Per Share Merger Consideration, the In-Money Option Closing Merger Consideration, the Parent Stock Holdback Amount, and the Contingent Amounts, (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon such Company Equityholder only the rights of a general unsecured creditor under applicable state law); (ii) will not be represented by any form of certificate or instrument; (iii) does not give the Company Equityholder any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Parent Stock unless and until any such Parent Stock is issued to such Company Equityholder pursuant to this Agreement; (iv) is not redeemable; and (v) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of unless and until any such Parent Stock is issued to such Company Equityholder in accordance with the terms of this Agreement.

(b) The issuance of the shares of Parent Stock pursuant to this Agreement shall be subject to applicable stock exchange approval and the execution and delivery of the relevant Lock-Up Agreements by the Company Equityholders other than the Excluded Equityholders.

(c) No Person in the United States or any U.S. Person shall receive delivery of any shares of Parent Stock pursuant to this Agreement unless and until such holder provides any and all such representations and warranties as may be required by Parent, in its reasonable discretion based on the advice of U.S. securities counsel, in order to establish the availability of an exemption from the registration requirements of the U.S. Securities Act and any applicable U.S. state securities laws in connection with the issuance of shares of Parent Stock to such holder (including, but not limited to, completion of a U.S. Accredited Investor Questionnaire), failing which Parent shall appoint an agent to sell such shares of Parent Stock on behalf of such holder(s), and each such holder shall be entitled to receive an amount of cash representing the proceeds of the sale of the shares of Parent Stock, net of reasonable and documented out-of-pocket expenses of sale. Each Company Equityholder who receives shares of Parent Stock hereunder will be issued physical certificates representing the shares of Parent Stock, each bearing such legend or legends with respect to United States securities laws matters as Parent determines to be necessary or appropriate, in its reasonable discretion based on the advice of U.S. securities counsel.

(d) The shares of Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act of 1933 (the “Securities Act”) by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Unless otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, Parent Stock issued to the Company Equityholders shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.

ARTICLE III
Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof. Except as set forth in Section 3.01 through Section 3.06, the references to the “Company” in this Article III shall be deemed to include the Company’s Subsidiaries.

Section 3.01 Organization and Qualification of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01(a) of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

(b) Other than CyberDiet Ltd. (“CyberDiet”), the Company does not have any Subsidiaries. CyberDiet is a company limited by shares duly organized, validly existing and in good standing under the Laws of Israel and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each Subsidiary of the Company, including CyberDiet, is duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction in which it is incorporated or organized and is duly qualified or licensed to do business in each jurisdiction where the ownership of any asset or the conduct of its business would require it to be so qualified or licensed, and has the requisite power and authority to own and operate its assets and conduct its business.  The bylaws and other constitutional and organizational documents of each Subsidiary of the Company that have been Made Available are effective under applicable Laws and are true, correct and complete.

Section 3.02 Authority; Board Approval.

(a) The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the documents contemplated hereby to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Stockholders representing a majority of the outstanding voting Company Stock, voting together as a single class (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any documents contemplated hereby to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate actions on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company Stock required to approve and adopt this Agreement and the documents contemplated hereby, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each document to which the Company is or will be a party has been duly executed and delivered by the Company as contemplated by this Agreement (assuming due authorization, execution and delivery by each other party thereto), such document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b) The Company Board, by resolutions duly adopted and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that this Agreement, the Merger and the transactions contemplated hereby be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders approve this Agreement, the Merger and the transactions contemplated hereby (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration and approval of the Stockholders.

Section 3.03 No Conflicts; Consents.

(a) The execution, delivery and performance by the Company of this Agreement and the documents contemplated hereby to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Company Charter, the Company’s bylaws or other constitutional and corporate documents of the Company (“Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company.

(b) No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 3.04 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company and the number of shares of Company Stock issued and outstanding are set forth as indicated on Section 3.04(a)(i) of the Disclosure Schedules. As of the date hereof, the outstanding shares of Company Stock are held of record by the Persons set forth on Section 3.04(a)(ii) of the Disclosure Schedules. All of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and non-assessable. Other than as indicated on Section 3.04(b) of the Disclosure Schedules, there are no outstanding options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any Company Stock or securities containing any equity features of the Company, or contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional Company Stock or other equity interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any Company Stock or other equity interests.

(b) Section 3.04(b) of the Disclosure Schedules sets forth a list of all holders of outstanding Options and Company warrants, including the number of shares subject to each such Option or warrant, grant date and exercise price for such Option or warrant. Each Option was granted in material compliance with all applicable Laws and all on the terms and conditions of the Stock Plan. With respect to U.S. taxpayers, each Option was issued with an exercise price that was at least equal to the fair market value of a share of Common Stock, as determined in accordance with Section 409A of the Code, on the applicable grant date. The Company has Made Available true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(c) Except as set forth on Section 3.04(c) of the Disclosure Schedules, there are no securities or rights of the Company, or contracts, commitments, understandings or arrangements by which the Company is bound obligating the Company to redeem or otherwise acquire any Company Securities. Except as set forth on Section 3.04(c) of the Disclosure Schedules, the Company does not have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter. Except as set forth on Section 3.04(c) of the Disclosure Schedules, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Company Securities. No Company Securities were issued in violation of any applicable Laws, or any agreement, arrangement or commitment to which the Company is a party or is subject or in violation of any preemptive or similar rights of any person.

Section 3.05 Subsidiaries. Except as set forth on Section 3.05(a) of the Disclosure Schedules, the Company does not own, or have any interest in any Subsidiaries, or any shares or have an ownership interest in any other Person. Section 3.05(b) of the Disclosure Schedules sets forth the capitalization of each of the Subsidiaries of the Company.

Section 3.06 Financial Statements. Complete copies of the Company’s (i) unaudited financial statements consisting of the balance sheet of the Company as of December 31, 2018, and the related statements of income and retained earnings, Stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and (ii) unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2019 and the related statements of income and retained earnings, Stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in Section 3.06 of the Disclosure Schedules. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2019 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07 Undisclosed Liabilities; Indebtedness.

(a) The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(b) The Indebtedness of the Company is as set forth on Section 3.07 of the Disclosure Schedules.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than as set forth in Section 3.08 of the Disclosure Schedules or in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Company Charter Documents;

(c) declaration or payment of any dividends or distributions on or in respect of any shares of Company Stock or redemption, purchase or acquisition of any shares of Company Stock;

(d) material change in any method of accounting or accounting practice of the Company;

(e) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(f) material damage, destruction or loss (whether or not covered by insurance) to its property;

(g) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(h) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, bonus target, commission, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $150,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(i) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(j) making of or change in any Tax election, amendment of any Tax Return, entry into any closing agreement, settlement of any Tax claim or assessment, surrender or waiver of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, incurrence of any liability for Taxes outside the ordinary course of business, filing of any Tax Return in a manner inconsistent with past practice, or adoption or change in any Tax accounting method, except as required by Law or as a result of a change in Law; or

(k) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts required to be listed, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) required to be listed or otherwise disclosed in Section 3.09(a) and Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(c) or Sections 3.12(d)(i) or (ii) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts with Material Customers and Material Suppliers;

(iii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iv) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person, in each case, not in the ordinary course of business;

(v) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;

(viii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) all Contracts that contain a “most favored nation,” preferred pricing or similar provision;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and any Affiliate of the Company on the other;

(xii) all Government Contracts; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company, or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been Made Available.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”): (i) liens for Taxes not yet due and payable and for which adequate reserves have been established or that are being contested in good faith; and (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent. The Company does not own, and has never owned, any Real Property.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s businesses do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.

Section 3.11 Condition and Sufficiency of Assets. The leased Real Property, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such leased Real Property, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules sets forth a complete and accurate list of all Company-Owned Intellectual Property and all Intellectual Property used or held for use by the Company (collectively, the “Company Intellectual Property”) that is material to the Company’s business and operations. Section 3.12(a) of the Disclosure Schedules identifies for each item of Company-Owned Intellectual Property that is the subject of a registration, application, or patent (collectively, the “Registered Owned Intellectual Property”), as applicable, the (i) inventor, (ii) application, registration, patent or other identifying number under which such right is identified, (iii) application, registration and/or issue date, (iv) jurisdiction, and (v) the next prosecution or maintenance deadline. All required filings and fees related to the Registered Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Authority and/or authorized registrars, and all Registered Owned Intellectual Property are otherwise subsisting and in good standing. The Company has Made Available true and complete copies of file histories, assignments, documents, certificates, office actions, correspondence and other materials related to all Registered Owned Intellectual Property.

(b) The Company has taken reasonable precautions, steps and measures to protect, preserve and maintain the proprietary nature of the Company Intellectual Property, and the confidentiality of all Confidential Information in their possession or control, including implementing and monitoring reasonable measures, which are customary to companies in the industry in which the Company operates, with respect to technical, administrative and physical security to protect and preserve the availability, security, integrity and confidentiality of all Confidential Information included in the Company Intellectual Property, including requiring all Persons having access to such Confidential Information to execute written non-disclosure agreements, or to be bound by appropriate written policies, that protect such Confidential Information.

(c) The Company Intellectual Property constitutes all Intellectual Property used in and necessary for the conduct of the Company’s current or planned businesses or operations. The Company-Owned Intellectual Property is valid, subsisting and enforceable. To the Company’s Knowledge, there is no prior art, third party trademark use, products or technology worldwide, that, either alone or in combination with other prior art, including patents, publications and non-patent literature, could be used to invalidate any Company-Owned Intellectual Property. The Company is the sole and exclusive legal and beneficial, and with respect to the Registered Owned Intellectual Property, record, owner of all right, title and interest in and to the Company-Owned Intellectual Property, free and clear of Encumbrances, and has the valid right to use all other Intellectual Property held, used in, held for use, or necessary for the conduct of the Company’s current businesses or operations. The Company Intellectual Property held, owned or used by the Company immediately prior to Closing will be owned or available for use (as applicable) by the Company on identical terms and conditions immediately after Closing. Except for the Company IP Agreements set forth in Section 3.12(c) of the Disclosure Schedules, the Company is not bound by, and no Company-Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company-Owned Intellectual Property anywhere in the world or that specifically prohibits the Company from using the Intellectual Property of any Person.

(d) Section 3.12(d)(i) of the Disclosure Schedules lists all Contracts whereby the Company is granted any right, license, interest, permission or authority, whether on an exclusive or non-exclusive basis, with respect to any Company Intellectual Property that is not Company-Owned Intellectual Property (collectively, the “Inbound License Agreements”), other than licenses relating to “off the shelf” generally commercially available software programs (“Off-the-Shelf Software Licenses”) that in each case incurred license fees during any 12-month period of no more than $10,000. Section 3.12(d)(ii) of the Disclosure Schedules lists all Contracts pursuant to which the Company grants any right, license, interest, permission or authority to any Person with respect to any Company-Owned Intellectual Property, including any Contract generating at least $10,000 in annual revenues (collectively, the “Outbound License Agreements”), identifying in each case whether such grant is exclusive or non-exclusive.

(e) The Company Intellectual Property, including the Intellectual Property licensed under the Inbound License Agreements, as currently owned, licensed, held for use or used by the Company, and the conduct of the Company’s former, current or planned business or operations, and the products, processes and services of the Company, to the Company’s Knowledge, has not infringed, diluted, misappropriated, or otherwise violated, do not, and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. The Company has not received any oral or written communication from any Person, and no Action has been instituted, settled or, threatened, that (i) alleges any such infringement, dilution, misappropriation or other violation by the Company of any Intellectual Property of any Person, or (ii) challenges the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property.

(f) Each current and former employee, officer, consultant or contractor of the Company exposed to Confidential Information or involved in the development of Company-Owned Intellectual Property has entered into and are in compliance with, an enforceable Contract pursuant to which such Person (i) protects the proprietary nature and confidentiality of Company Intellectual Property and other Confidential Information, (ii) assigns ownership through work for hire language and/or valid written assignments, as appropriate, of all Intellectual Property that such Person conceived, created, authored, developed, or invented in connection with the business of the Company (“Work Product Agreements”). True and complete copies of the Work Product Agreements of all current employees, officers, consultants and contractors have been Made Available and are listed in Section 3.12(f) of the Disclosure Schedules. No current or former employee, partner, director, stockholder, member, officer, consultant or contractor of the Company owns or retains any right, title or interest, claim, license (exclusive, non-exclusive, or other license rights), directly or indirectly, in whole or in part, in or to the Company-Owned Intellectual Property.

(g) The Company is in actual possession of and has exclusive control (and shall continue to have such possession and control immediately after Closing) over a complete and correct copy of the object code and source code for all proprietary components of the Computer Software used by the Company and all related manuals, licenses and other documentation, as are necessary for the conduct of the Company’s current businesses or operations. As of the date hereof, there has been no theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any such source code.

Section 3.13 Data Breach; Data Privacy.

(a) The Company has commercially reasonable and appropriate security, back-ups and disaster recovery arrangements and hardware and Computer Software support and maintenance arrangements in place to minimize the risk of a material error, breakdown, failure or security breach occurring, and to minimize the risk of material disruption to their business. The Computer Software used to operate the business of the Company is configured to minimize the effects of viruses and other malicious or disabling code, and to the Company’s Knowledge, such Computer Software does not contain any viruses or other malicious or disabling code. The Company has not suffered any error, breakdown, failure or, to the Company's Knowledge, any security breach that has caused any material loss of data, material disruption or material damage to the Company’s operations, or that was required to be reported to any Governmental Authority or any affected individual.

(b) The Company has complied in all material respects with all applicable Laws and all publicly posted policies, notices and statements concerning the collection, use, processing, import, export, storage, transfer, disposal, disclosure and distribution by the Company and security of any personal information, or other information relating to Persons that are protected by Law. In the past 3 years, the Company has not (i) experienced any actual, alleged or suspected data breach or other security incident involving personal information in its possession or control or (ii) received any written notice of any audit, investigation, complaint or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, import, export, storage, transfer or protection, disposal, disclosure and distribution of personal information or actual, alleged or suspected violation of any applicable Law concerning privacy, data, security or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not in breach of any contractual obligation to secure or otherwise safeguard personal information or other information it receives in connection with the operation of the Company’s business. The Company has required and requires all third parties to which it provides personal information and/or access thereto to maintain the privacy and security of such personal information from unauthorized access by and/or disclosure to any unauthorized third parties. Each privacy statement or policy that has been made available to users of the Company’s websites complies in all material respects with all applicable Laws.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to any reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) the top 15 customers by revenue for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) the top 10 suppliers by spend for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. Other than the absence of directors and officers’ liability insurance, the Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Section 3.17 of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. To the Company’s Knowledge, there is no Action against any current or former director, officer or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of their properties or assets.

Section 3.18 Compliance with Laws; Permits.

(a) The Company has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

(c) Except for traffic violations and other minor infractions of a similar nature, no director, officer, or, to the Company’s Knowledge, any Representative of the Company has been convicted of a crime within the past 10 years or is currently, or has ever been, debarred, excluded, suspended, or declared ineligible by any state or federal agency from receiving federal or state money or contract. No state or federal agency action or investigation relating to debarment, exclusion, suspension, and/or a declaration of ineligibility from receiving federal or state money or contracts is currently pending or, to the Company’s Knowledge, threatened against the Company or any of its directors, officers, or any Representatives. None of the Company, or, to the Company’s Knowledge, any Representative of the Company have been (i) convicted of an offense related to any federal or state healthcare program, including (but not limited to) those within the scope of 42 U.S.C. § 1320a-7(a); (ii) excluded, suspended or made otherwise ineligible for federal or state healthcare program participation, including (but not limited to) persons identified on the General Services Administration’s List of Parties Excluded from Federal Programs or the HHS/OIG List of Excluded Individuals/Entities, or become otherwise ineligible for federal or state healthcare program participation; or (iii) been debarred from or under any federal or state healthcare program (including, but not limited to debarment under Section 306 of the Federal Food, Drug and Cosmetic Act (21 USC 335a). The Company, and anyone acting on its behalf, has not at any time: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.19 Environmental Matters. The Company is currently and has been in compliance in all material respects with, and have no material Liabilities under, any and all environmental Laws, and the Company has not, received from any Person any notice or claim, or written request for information pursuant to environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. To the Company’s Knowledge, there are no facts, events, conditions or circumstances that could result in a Liability to the Company pursuant to environmental Laws.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules sets forth a true, correct and complete list of each Employee Benefit Plan sponsored or maintained by the Company. True, correct and complete copies of each Employee Benefit Plan and, where an Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms, have been Made Available.

(b) The Company and its ERISA Affiliates do not sponsor, maintain or contribute to, and have never sponsored, maintained, or contributed to, or had any Liability with respect to, any employee benefit plan which (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA; (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA; or (iii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). The Company has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in Liability or (B) engaged in any transaction which would give rise to a Liability under Section 4069 or Section 4212(c) of ERISA.

(c) With respect to each Employee Benefit Plan, the Company has Made Available accurate, current and complete copies of each of the following: (i) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Employee Benefit Plan; (iii) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (iv) in the case of any Employee Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with schedules and financial statements attached; (v) actuarial valuations and reports related to any Employee Benefit Plans with respect to the two most recently completed plan years; (vi) the most recent nondiscrimination tests performed under the Code; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Employee Benefit Plan.

(d) Each Employee Benefit Plan and related trust, as applicable, has been established, administered and maintained in accordance with its terms in all material respects and in compliance in all material respects with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred to the Company’s Knowledge with respect to any Employee Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Employee Benefit Plan have been timely paid in accordance with the terms of such Employee Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(e) Each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Parent, the Company or any of its respective Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Employee Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Employee Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and none of the Company or any of its ERISA Affiliates have any liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(g) There is no pending or, to Company’s Knowledge, threatened Action relating to an Employee Benefit Plan (other than routine claims for benefits), and no Employee Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Employee Benefit Plan.

(j) Except as disclosed in Section 3.20(j) of the Disclosure Schedules, the Company does not maintain, have any obligation to contribute to or have any liability, contingent or otherwise, with respect to, any benefit plan or arrangement outside the United States and have never had any obligation or liability with respect to any such benefit plan or arrangement. Except as disclosed in Section 3.20(j) of the Disclosure Schedules, the Company does not employ and has never employed any individual outside the United States.

Section 3.21 Employment Matters.

(a) The Company is not, and have never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. No event has occurred and, to the Company’s Knowledge, no circumstance exists that may provide the basis of any work stoppage or other labor dispute in connection with the Company. The Company does not have any duty to bargain with any Union.

(b) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including, but not limited to, all Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. The Company has paid or properly accrued in the ordinary course of the business all wages and compensation due to its employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, overtime pay, and bonuses. All individuals characterized and treated by the Company as independent contractors or consultants are, and have been, properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are, and have been, properly classified in all material respects. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, alleged employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, wrongful termination, workers’ compensation or workplace injury, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under any applicable Laws.

(c) The Company has complied with the WARN Act, and it has no plans to undertake any action on or before the Closing Date that would trigger the WARN Act.

(d) Section 3.21(d)(1) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors, or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus, or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each individual as of the date of this Agreement. Except as set forth on Section 3.21(d)(2) of the Disclosure Schedules, as of the date of this Agreement, all compensation, including wages, commissions, bonuses, or other compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings, or commitments of the Company with respect to any compensation, wages, commissions, or bonuses.

Section 3.22 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) There is no audit pending against or currently being conducted with respect to the Company in respect of any Taxes. The Company has not received from any U.S. federal, state, or local or non-U.S. taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company, in each case, which remains outstanding or unresolved. No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that they are, or may be, subject to Tax by that jurisdiction.

(e) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(f) The amount of the Company’s Liability for unpaid Taxes (i) did not, as of the date of the latest Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the latest Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns, in each case to the extent consistent with GAAP. Since the date of the latest Financial Statements, the Company has not incurred any liability for Taxes from transactions outside the ordinary course of business that are inconsistent with past custom and practice.

(g) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Employee Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to the Parent true and complete copies of Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(h) Section 3.22(h) of the Disclosure Schedules sets forth: (i) the taxable years of the Company as to which the applicable statute of limitations on the assessment and collection of Taxes gave not expired; (ii) those years for which examinations by the taxing authorities have been completed; and (iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(i) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(j) The Company has Made Available copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2015.

(k) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(l) The Company is not party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation agreement or similar agreement.

(m) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(n) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or use of any improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law) executed on or prior to the Closing Date; (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election by the Company under Section 108(i) of the Code; (vii) ownership of “United States property” (as defined in Section 956(c) of the Code) on a date prior to the Closing by a Subsidiary of the Company that that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code), (viii) Subsidiary of the Company that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) or generating income that is “global intangible low-taxed income” (within the meaning of Section 951A of the Code), in each case prior to the Closing, or (ix) application of Section 965 of the Code (including an election under Section 965(h) of the Code (or any similar provision Law)) (collectively, clauses (i) through (viii), “Tax Accrual Amounts”).

(p) The Company is not, and have not been, parties to, or promoters of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(q) The Company has not distributed stock of another Person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(r) The Company has properly (A) collected and remitted all material sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to its customers and (B) for all sales, leases or provision of services that are exempt from sales, use, valued added and similar Taxes and that were made without charging or remitting sales, use, valued added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.

(s) The prices and terms for the provision of any property or services between any of the Company and/or Affiliates or branches, offices or permanent establishments comply in all material respects with the principles set forth in Section 482 of the Code (and any similar provision of Law), are arm’s length for purposes of all applicable transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(t) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(u) Section 3.22(u) of the Disclosure Schedules sets forth the U.S. federal income Tax classification of each Subsidiary and indicates (A) whether each such entity is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code and (B) for U.S. federal income Tax purposes, the tax year end of any such entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(v) Section 3.22(v) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

Section 3.23 Healthcare Matters. The Company (a) has conducted its business and operations, including coding, billing and other similar administrative functions and maintenance of sufficient documentation, and used and occupied its properties and assets in compliance with all Healthcare Laws; (b) has not received any written notice of any alleged violation of, default under, or any citation for noncompliance with, any Healthcare Laws, and there is no basis which would reasonably be expected to constitute such a violation, default or noncompliance; and (c) is not and has not been excluded, debarred or suspended from participation in Medicare, Medicaid or any other state or federal health care program, nor to the Company’s Knowledge, is any such exclusion, debarment or suspension threatened or expected.

Section 3.24 Related Party Transactions. Other than as set forth in Section 3.24 of the Disclosure Schedules, no officer or director of the Company, or any Person owning 2% of Company Securities (or any of such Person’s equityholders, Affiliates, or associates, or in the case of a Person who is an individual, such Person’s immediate family) is a party to any Contract with or binding upon the Company, or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last 12 months.

Section 3.25 Brokers. Other than as set forth in Section 3.25 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any documents contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 3.26 OFAC. Neither the Company nor any Company Equityholder is: (a) identified on the “Specially Designated Nationals or Blocked Persons List” maintained by the Office of Foreign Purchased Assets Control, Department of Treasury (the “OFAC”) or any other similar list maintained by the OFAC or the United States Department of Commerce, Bureau of Industry and Security of any other United States Governmental Authority pursuant to applicable Law; or (b) a Person with whom a United States person is prohibited to engage in transactions pursuant to any trade embargo, economic sanction, or other prohibition of applicable Law, or Executive Order of the President of the United States or United Nations decree or resolution; provided, however, that this Section 3.26 shall not apply to any Person to the extent that such Person’s interest in the Company is through a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.

Section 3.27 Foreign Corrupt Practices Act. Neither the Company, nor, to the Company’s Knowledge, any Representative, consultant or agent thereof acting on the Company’s behalf, has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign government, or any agency or subdivision thereof, or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both clauses (a) and (b) above in order to assist the Company to obtain, retain business for or direct business to the Company and under circumstances which would subject the Company to liability under the FCPA or any corresponding foreign requirement.

Section 3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither the Company nor any other Person has made or makes any other express or implied representations or warranty, either written or oral, on behalf of the Company. Without limiting the generality of the foregoing, neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company.

Section 3.29 Full Disclosure. None of the representations or warranties by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent or any of its Representatives pursuant to this Agreement, when taken together, contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof. References to the “Company” in this Article IV shall be deemed to include the Company’s Subsidiaries.

Section 4.01 Organization and Authority of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Parent has full corporate power and authority to enter into and perform its obligations under this Agreement and the documents contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the documents contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any documents contemplated hereby to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the documents contemplated hereby to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 4.03 Stock Consideration. All Parent Stock to be issued to the Company Equityholders in connection with the transactions contemplated hereby, when issued in accordance with this Agreement, will be (a) validly issued, fully paid and non-assessable, and (b) free and clear of any and all pledges, security interests, liens, charges or other encumbrances of any nature whatsoever, other than any such encumbrances imposed pursuant to the Lock-Up Agreements and applicable Laws, including the Securities Act, and not subject to preemptive rights or similar contractual rights granted by the Parent.

Section 4.04 Sufficient Funds. Parent has access to the funds that are necessary for it to consummate the Merger and the other transactions, and to perform its obligations under this Agreement.

(a) SEC Reports. Parent has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the United States Securities and Exchange Commission (the “SEC”) in order to satisfy the rules and regulations of the SEC (such forms, statements, documents and reports, the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, and The Sarbanes–Oxley Act of 2002 (Pub.L. 107–204, 116 Stat. 745, enacted July 30, 2002), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor any Parent Subsidiary has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved.

Section 4.05 Litigation. There are no Actions pending or, to the Parent's knowledge, threatened against or by Parent that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.06 Sufficient Opportunity. Parent acknowledges that the Company have afforded Parent and its Representatives sufficient opportunity to conduct and it has conducted a due diligence investigation of the Company.

Section 4.07 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any documents contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.09 Independent Investigation. Parent and Merger Sub have conducted an independent investigation, review and analyses of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledge that they have been provided access to the personnel, properties, assets, premises, books and records and other documents and data of the Company for such purpose. Parent and Merger Sub acknowledge and agree that neither the Company nor any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V
Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall (x) conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business of the Company and its Subsidiaries and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, neither the Company nor its Subsidiaries shall take or permit, or agree to take or permit, any of the following actions:

(a) action that would cause any of the changes, events or conditions described in Section 3.08 to occur;

(b) split, combination or reclassification of any Company Stock;

(c) issuance, sale or other disposition of any of its Company Stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Company Stock;

(d) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(e) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company Intellectual Property agreements;

(f) make any capital investment in, or any loan to, any other Person;

(g) consummate, or enter into any agreement related to, any acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(h) accelerate, amend, terminate, or grant any waiver or release under any Material Contract;

(i) enter into any new Contract that would have been a Material Contract if it had existed on the date hereof; and

(j) terminate or hire any officer or senior management employee of the Company or its Subsidiaries.

Section 5.02 Access to Information.

(a) From the date hereof until the Closing, the Company shall (a) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. The Company shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and the Company need not supply Parent with any information which, in the reasonable judgment of the Company after consulting with outside counsel, the Company is under a contractual or legal obligation not to supply; provided, that the Company will use reasonable best efforts to enable Parent to have access to such information.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Non-Disclosure Agreement, dated March 29, 2019, between the Parent and the Company, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03 No Solicitation of Other Bids.

(a) The Company shall not, and shall cause its Affiliates or any of its or their Representatives not to, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, the Company shall promptly (and in any event within two Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.04 Stockholder Consent.

(a) The Company shall use its reasonable best efforts to obtain, immediately following the execution and delivery of this Agreement, the Requisite Company Vote pursuant to written consents of the Stockholders (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

(b) All materials submitted to the Stockholders in accordance with this Section 5.04 shall include therewith a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such shares of Company Stock as contemplated by Section 262(d)(2) of the DGCL. All such materials shall be subject to Parent’s advance review and comment (with reasonable comments from Parent to be accepted).

Section 5.05 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Parent’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 of the Disclosure Schedules.

Section 5.07 Directors’ and Officers’ Indemnification and Insurance. Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies for directors’ and officers’ insurance (“D&O Tail Policy”), professional liability and other customary coverage on mutually agreeable terms with a claims period of at least six years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company and to the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Tail Policies”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Entity not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Entity nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

Section 5.08 Release. Effective upon the Closing, each Company Equityholder hereby irrevocably waives, releases and discharges the Company and its Subsidiaries and each of their respective Affiliates and Representatives of and from any and all Liabilities and obligations to such Company Equityholder of any kind or nature whatsoever (including in respect of any rights of contribution or indemnification), whether arising under any Contract or otherwise at Law or in equity, and whether or not then known (other than Liabilities that arise under this Agreement and the Escrow Agreement), and each Company Equityholder agrees that it shall not seek to recover any amounts solely in connection therewith or thereunder from the Company or any of its respective Affiliates or Representatives. Notwithstanding the foregoing, this Section 5.08 shall not apply to or otherwise limit, relieve, restrict or affect (a) the indemnification, representations, warranties, covenants, and all other rights and obligations of the parties hereto set forth in this Agreement or the Escrow Agreement, or (b) any rights of such Company Equityholder to unpaid compensation, employee benefits or expense reimbursements earned in the ordinary course of business solely to the extent such unpaid compensation, employee benefits or expense reimbursements are accrued and specifically reflected in the Post-Closing Adjustment.

Section 5.09 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.10 Public Announcements. Unless required by Law, no press releases, announcements or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released by the Company (prior to Closing), the Stockholder Representative or any Company Equityholder.

Section 5.11 Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Section 5.12 Option Tax Ruling. As soon as practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the Israeli Tax Authorities (“ITA”), an application for a ruling confirming inter alia: (i) that the treatment of 102 In-Money Options that are vested Options and 102 Stock as contemplated by this Agreement and the delivery to the 102 Trustee, of the consideration payable therefor (including any amount released from the Escrow Fund and any Contingent Amount), will not be treated as a breach of the provisions of Section 102 of the Israel Tax Ordinance, provided that the applicable consideration paid to holders of 102 In-Money Options and 102 Stock is deposited for the duration of the requisite 102 trust period with the 102 Trustee and that such consideration shall be subject to the taxation pursuant to the capital gains track under Section 102(b)(2) of the Ordinance; (ii) Parent and anyone acting on its behalf, including the Exchange Agent and the Escrow Agent, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the 102 Trustee for such 102 In-Money Options; (iii) that any amount released from the Escrow Fund and any Contingent Amount shall not be subject to Israeli Tax until actually received by the applicable holder of 102 In-Money Options or 102 Stock (the “Option Tax Ruling”). If the Option Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming, among others things, (A) that Parent and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to 102 In-Money Options and 102 Stock (which ruling may be subject to customary conditions regularly associated with such a ruling), and (B) the Merger Consideration paid by Parent to the Exchange Agent, the Escrow Agent, the Representative and the 102 Trustee shall not be subject to Israeli Tax withholding until actually received by the applicable holder of 102 In-Money Options and 102 Stock (the “Interim Options Tax Ruling”). The parties will cause their respective counsel, advisors and accountants to coordinate and cooperate and provide all information required with respect to the Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 102 Tax Ruling or the Interim Options Tax Ruling, as applicable. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Option Tax Ruling as promptly as practicable. The parties acknowledge that the Option Tax Ruling and Interim Options Tax Ruling may contain other provisions that are customary and/or deemed appropriate and/or required by the ITA. To the extent the Interim Options Ruling is obtained, all references herein to the Option Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Option Tax Ruling is obtained. All costs and expenses of filing for and obtaining an Option Tax Ruling or Interim Options Ruling shall be deemed Transaction Expenses hereunder. To the extent the Option Tax Ruling or the Interim Options Tax Ruling is not obtained prior to the Effective Time, any consideration payable with respect to 102 In-Money Options and 3(i) In-Money Options in accordance with this Agreement shall be paid to the 102 Trustee to be held and released in accordance with Section 102 of the Ordinance and the regulations and rules promulgated thereunder and subject to withholding in accordance with the applicable Law.

ARTICLE VI
Tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Parent, prior to the Closing, the Company, its Subsidiaries, its Representatives and the Company Equityholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Entity in respect of any Post-Closing Tax Period. The Company agrees that Parent is to have no liability for any Tax resulting from any action of the Company, any of its Representatives or the Stockholders. The Company Equityholders shall, severally and not jointly (in accordance with their Allocation Percentages), indemnify and hold harmless Parent against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Escrow Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Stockholders when due. Stockholder Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

(c) In no event shall any election under Sections 338 or 336 of the Code or any similar provision be made with respect to any transaction undertaken pursuant to this Agreement.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any Subsidiary shall be terminated as of the Closing Date. After such date neither the Company nor any Subsidiary or any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Company Equityholders shall, severally and not jointly (in accordance with their Allocation Percentages), indemnify the Company, its Subsidiaries, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes (and any Losses attributable thereto) of the Company, its Subsidiaries or relating to the business of the Company or its Subsidiaries for all Pre-Closing Tax Periods; (d) all Taxes (and any Losses attributable thereto) of any member of an affiliated, consolidated, combined or unitary group of which the Company or Subsidiary (or any predecessor of the Company or Subsidiary) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and any and all Taxes of any person imposed on the Company or Subsidiary arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; (e) Taxes imposed on the Company with respect to any Subsidiary of the Company that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) or generating income that is “global intangible low-taxed income” (within the meaning of Section 951A of the Code), in each case with respect to a Pre-Closing Tax Period as if the Closing Date were the end of the taxable year; and (f) Taxes imposed by application of Section 965 of the Code (including any Taxes deferred by an election under Section 965(h) of the Code (or any similar provision Law). In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith, the Company Equityholders shall, severally and not jointly (in accordance with their Allocation Percentages), reimburse Parent for any Taxes of the Company or Subsidiary that are the responsibility of the Company Equityholders pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Parent or the Company or Subsidiary.

Section 6.04 Tax Returns.

(a) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it and its Subsidiaries that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company and its Subsidiaries after the Closing Date with respect to any Tax period beginning before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income Tax Return, shall be submitted by Parent to Stockholder Representative (together with schedules, statements and, to the extent requested by Stockholder Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Stockholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Stockholder Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and Stockholder Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the Cash Indemnification Escrow Funds and offset from any release of the Parent Stock Holdback Fund or payment of any Contingent Amounts (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.

Section 6.05 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement (including in the calculation of Closing Working Capital) shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended at the end of the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(c) Notwithstanding the foregoing, any Taxes attributable to (i) liabilities of or commitments by the Company to employees or any other individual with respect to severance, stay bonuses, sale bonuses, retention payments, change of control payments, or payments upon the consummation of the transactions contemplated by this Agreement (including any Taxes with respect thereto, such as employer and employee portions of FICA and Medicare Taxes) and (ii) Tax Accrual Amounts, shall each be deemed to be Pre-Closing Taxes.

Section 6.06 Contests. Parent agrees to give written notice to Stockholder Representative of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholder Representative.

Section 6.07 Cooperation and Exchange of Information. The Stockholder Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the date that is sixty (60) days after the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09 Payments to Parent. Any amounts payable to Parent pursuant to this Article VI shall be satisfied: (i) 50% from the Cash Indemnification Escrow Fund and 50% from the Parent Stock Holdback Fund; (ii) to the extent such amounts exceed the amount available to Parent in the Cash Indemnification Escrow Fund and the Parent Stock Holdback Fund, from an offset to any Contingent Amounts to be paid; and (iii) to the extent such amounts exceed the amount of the Contingent Amounts, from the Company Equityholders, severally and not jointly (in accordance with their Allocation Percentages).

Section 6.10 Tax Statement. On or before the Closing Date, each Company Equityholders shall have provided to the Parent an affidavit of non-foreign status of each Company Equityholders dated as of the Closing Date in form and substance required under Section 1445 of the Code and the Treasury Regulations thereunder and IRS Form W-9.

Section 6.11 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.12 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly adopted by the Requisite Company Vote.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03 and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Company Fundamental Representations, the representations and warranties of the Company and its Subsidiaries contained in this Agreement, the Escrow Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Company Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company and its Subsidiaries shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the documents contemplated hereby to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) The first to occur of (i) the time period for which appraisal rights may be asserted under the DGCL with respect to the Merger shall have expired and the Dissenting Shares shall not constitute more than 2% of the sum of the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time or (ii) Stockholders holding at least 90% of the sum of the aggregate number of voting shares of Company Stock outstanding immediately prior to the Effective Time shall have delivered an executed copy of the Written Consent.

(g) The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Parent Fundamental Representations, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Escrow Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Parent Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the documents contemplated hereby to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the Company Fundamental Representations shall survive until the date that is sixty (60) days after the expiration of the statute of limitations with respect to the subject matter thereof. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Company Equityholders. Subject to the other terms and conditions of this Article VIII, the Company Equityholders, severally and not jointly (in accordance with their Allocation Percentages), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company and its Subsidiaries contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or its Subsidiaries pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c) any claim made by any Company Equityholders relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet; and

(d) any claim made by any Stockholder with respect to such Stockholder’s appraisal rights under the DGCL.

Section 8.03 Indemnification by Parent. Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of the Company Equityholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Parent Indemnitees shall not be entitled to recover any Losses pursuant to Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $150,000 (the “Deductible”), in which case the Parent Indemnitees shall be entitled to recover for all Losses arising under Section 8.02(a). The aggregate amount of all Losses under Section 8.02(a) for which the Company Equityholders shall be liable shall not exceed ten percent (10%) of the Merger Consideration actually received by the Company Equityholders (the “Cap”).

(b) The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03(a) shall not exceed the amount of the Merger Consideration actually paid to the Company Equityholders pursuant to the terms of this Agreement.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Company Fundamental Representation or Parent Fundamental Representation, nor shall they apply to cases of fraud or intentional misconduct.

(d) Notwithstanding anything to the contrary herein, other than in the case of fraud or intentional misconduct of the applicable Company Equityholder, in no event shall any Company Equityholder be liable for indemnification obligations that, individually or in the aggregate, exceed the amount of the Merger Consideration actually paid to such Company Equityholder pursuant to the terms of this Agreement.

(e) Notwithstanding anything else contained herein, no Stockholder Indemnitee nor any Parent Indemnitee shall be permitted to recover speculative damages or damages that are not reasonably foreseeable.

(f) For purposes of Article VI and this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Stockholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Stockholder Representative. Any payment received by Stockholder Representative as the Indemnified Party shall be distributed to the Company Equityholders in accordance with their respective Allocation Percentages and the terms of this Agreement.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Company Equityholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim if: (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief in which damages are not solely monetary; (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or injure the Indemnified Party’s relationships with its customers or suppliers; (iv) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third Party Claim; or (v) the Third Party Claim would give rise to Losses which are more than the amount indemnifiable by the Indemnifying Party pursuant to Article VIII; or (vi) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend the Third Party Claim and provide indemnification in accordance with the provisions of this Agreement. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Payments; Escrow Funds.

(a) Any Losses payable to a Parent Indemnitee pursuant to Article VIII shall be satisfied: (i) 50% from the Cash Indemnification Escrow Fund and 50% from the Parent Stock Holdback Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Cash Indemnification Escrow Fund and the Parent Stock Holdback Fund, from the Company Equityholders, severally and not jointly in accordance with their Allocation Percentages and subject to the limitations set forth in this Article VIII.

(b) Upon the eighteen (18)-month anniversary of the Closing Date (the “Escrow Termination Date”), Parent and Stockholder Representative shall execute the necessary documents instructing the Escrow Agent to release the balance of the Cash Indemnification Escrow Fund (minus the aggregate amount claimed by Parent Indemnitees pursuant to claims made against such funds and not fully resolved prior to such date) to the Stockholder Representative (on behalf of the Company Equityholders) as set forth in the Escrow Agreement to be distributed in accordance with this Agreement and the Escrow Agreement. Furthermore, upon the Escrow Termination Date, Parent shall instruct the Exchange Agent to cause to be issued the balance of shares of Parent Stock available for distribution to the Company Equityholders from the Parent Stock Holdback Fund (minus the aggregate amount claimed by Parent Indemnitees pursuant to claims made against such funds and not fully resolved prior to such date) in the names of the Company Equityholders and in accordance with their respective Allocation Percentage; provided, that as to any fraction of a share of Parent Stock to which a Company Equityholders would otherwise be entitled, the Parent shall pay such amount in cash. For the avoidance of doubt, upon resolution of any claims by Parent Indemnitee after the Escrow Termination Date, Parent and Stockholder Representative shall execute the necessary documents instructing the Escrow Agent to release the balance of the Cash Indemnification Escrow Fund and the Parent Stock Holdback Fund, as applicable.

(c) Parent shall have the right to withhold and set off against any Contingent Amount which would otherwise be due and payable pursuant to Section 2.17 the amount of (i) any purchase price adjustment owed to it pursuant to Section 2.16 and (ii) any Losses to which any Parent Indemnitee may be entitled under Articles VI or VIII of this Agreement, all subject to the limitations set forth in this Article VIII.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Reductions. The amount of any indemnification payable under this ARTICLE VIII shall be reduced by an amount equal to the cash proceeds actually received by a Parent Indemnitee or Stockholder Indemnitee, as applicable, under any insurance policy or from any third party in respect of such claim.

Section 8.10 Mitigation. The Parent Indemnitees or the Stockholder Indemnitees, as the case may be, seeking indemnification under this Agreement shall, as required by Law, use commercially reasonable efforts to mitigate any Losses.

Section 8.11 Exclusive Remedy. Other than in respect of claims for fraud or willful misconduct or the right to seek specific performance for a breach of a covenant or agreement to be performed by a party hereto, following the Closing, the provisions of this ARTICLE VIII shall be the sole and exclusive remedy of the parties hereto with respect to any and all claims arising out of or in connection with a breach of any representation, warranty, covenant or agreement contained in this Agreement, and will be in lieu of all other remedies available at law or in equity.

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent by written notice to the Company if:

(i) neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within fifteen days of the Company’s receipt of written notice of such breach from Parent; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by that date which is 180 days following the Closing Date, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to Parent if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within fifteen days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by that date which is 180 days following the Closing Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 5.02(b) and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01 Stockholder Representative.

(a) By approving this Agreement and the transactions contemplated hereby, by executing and delivering a Letter of Transmittal, or by accepting the Merger Consideration, each Company Equityholder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) authorize delivery to Parent of cash from the Purchase Price Adjustment Escrow Fund (or, if necessary, the Cash Indemnification Escrow Fund) in satisfaction of any amounts owed to Parent pursuant to Section 2.16 or from the Escrow Funds in satisfaction of claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.16;

(iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(v) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article VIII;

(vi) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Escrow Agreement;

(vii) make all elections or decisions contemplated by this Agreement and the Escrow Agreement;

(viii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

(ix) take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Equityholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Company Equityholder by Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Company Equityholders. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Company Equityholders and shall be final, binding and conclusive upon each such Person. No Company Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Company Equityholders, or by operation of Law, whether by death or other event.

(b) The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Company Equityholder according to each Company Equityholder’s Allocation Percentage (the “Majority Holders”); provided, however, in no event shall Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Entity shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 10.01(a) above.

(c) The Stockholder Representative shall not be liable to the Company Equityholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). The Company Equityholder shall severally and not jointly (in accordance with their Allocation Percentages), indemnify and hold harmless Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Stockholder Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Stockholder Representative, Stockholder Representative shall reimburse the Company Equityholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Stockholder Representative Expense Fund; and (ii) to the extent the amount of the Representative Losses exceeds amounts available to Stockholder Representative under (i), from the Company Equityholders, severally and not jointly (in accordance with their Allocation Percentages). As soon as practicable after the date on which the final obligation of Stockholder Representative under this Agreement and the Escrow Agreement have been discharged or such other date as Stockholder Representative deems appropriate, the Escrow Agent shall pay any amounts remaining in the Stockholder Representative Expense Fund to the Company Equityholders in accordance with their Allocation Percentages, as set forth in the Escrow Agreement.

Section 10.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to the Company:	RMDY Health, Inc. 336 Atlantic Ave, Suite 301 East Rockaway, NY 11518 E-mail: amir@rmdy.health Attention: Amir Kishon

with a copy to (which shall not constitute notice):	Yigal Arnon & Co. 1 Azrieli Center, Tel Aviv 6702101 Israel E-mail: peters@arnon.co.il Attention: Peter Sugarman

If to Parent or Merger Sub:	OptimizeRX Corporation 400 Water Street, Suite 200 Rochester, MI 48307 E-mail: wfebbo@optimizerx.com Attention: William J. Febbo, Chief Executive Officer

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, Massachusetts 02110

E-mail: mark.stein@morganlewis.com

Attention: Mark B. Stein

and

Morgan, Lewis & Bockius LLP

One Oxford Centre

32nd Floor

Pittsburgh, PA 15201

E-mail: mark.opitz@morganlewis.com

Attention: Mark L. Opitz

If to Stockholder Representative:	RMDY Health, Inc. 336 Atlantic Ave, Suite 301 East Rockaway, NY 11518 E-mail: amir@rmdy.health Attention: Amir Kishon

Section 10.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement, the Escrow Agreement, the Lock-Up Agreements, and the Letters of Transmittal constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Escrow Agreement, the Exhibits, Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ESCROW AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RMDY HEALTH, INC.

By
Name:
Title:

OPTIMIZERX CORPORATION

By
Name:
Title:

OPTIMIZERX DIGITAL THERAPEUTICS, INC.

By
Name:
Title:

AMIR KISHON, solely in his capacity as Stockholder Representative

[Signature Page to Agreement and Plan of Merger]